Prospectus Supplement No. 9                    Filed Pursuant to Rule 424B(3)
to Prospectus dated April 27, 1998             File No. 333-50157

                                 ALKERMES, INC.
       2,300,000 Shares of $3.25 Convertible Exchangeable Preferred Stock
             $115,000,000 6 1/2% Convertible Subordinated Debentures
                        3,881,940 Shares of Common Stock

         This Prospectus Supplement supplements information contained in that certain Prospectus of Alkermes, Inc. (the "Company") dated April 27, 1998 (the "Prospectus") relating to the potential resale from time to time of $3.25 Convertible Exchangeable Preferred Stock, par value $.01 per share (the "Preferred Stock"), 6 1/2% Convertible Subordinated Debentures (if issued) (the "Debentures") and Common Stock (the "Common Stock") issuable upon conversion of the Preferred Stock or Debentures (if issued). This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

         The following table supplements the information set forth in the Prospectus under the caption "Selling Shareholders" with respect to the Selling Shareholders and the respective amount of shares of Preferred Stock beneficially owned by each Selling Shareholder and that may be sold, the principal amount of Debentures which would be beneficially owned and may be sold by each Selling Shareholder, and number of shares of Common Stock that may be sold by the Selling Shareholders pursuant to this Prospectus, as amended or supplemented:


                                          NUMBER OF
                                          SHARES OF                              PRINCIPAL
                                          PREFERRED                              AMOUNT OF
                                            STOCK                                DEBENTURES          NUMBER OF
                                         BENEFICIALLY       PERCENT OF          BENEFICIALLY         CONVERSION
                                          OWNED AND         OUTSTANDING          OWNED AND            SHARES
                                          THAT MAY           PREFERRED           THAT MAY            THAT MAY
NAME (1)                                  BE SOLD              STOCK             BE SOLD            BE SOLD (2)
----------------------                   ------------       -----------         ------------        -----------
NationsBanc Montgomery                     34,950              1.52%              $1,747,500            58,988
Securities



(1) The information set forth herein is as of March 23, 1999 and will be updated as required.

(2) Assumes conversion of the full amount of Preferred Stock held by such holder at the initial conversion rate of 1.6878 shares of Common Stock for each share of Preferred Stock.



            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 23, 1999